UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2017

ENVOY GROUP CORP.

(Exact name of registrant as specified in its charter)

Florida	333-188785	46-2500923
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8275 S. Eastern Avenue, Suite 200 Las Vegas, Nevada	89123
(Address of principal executive offices)	(Zip Code)

(702) 724-2643

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 17, 2017, Envoy Group Corp. (the “Company”) entered into an Exclusive Software License Agreement (the “Agreement”) with Black Cactus Holdings, LLC, a Delaware limited liability company, an unrelated third party (“Black Cactus”). Pursuant to the terms of the Agreement, the Company entered into an exclusive software license for the Black Cactus blockchain development software platform and related intellectual property (the “Software”). The Company plans to use the platform to build a crypto trading exchange to support crypto and fiat currencies, music publishing, distribution, supply chain, medical research and trials. The term of the Agreement will remain in effect in perpetuity.

As consideration for the use of the Software, the Company agreed to issue Black Cactus 60,000,000 shares of the Company’s common stock, par value $0.0001 (“Common Stock”) (the “Shares”). In addition, the Company agreed to pay Black Cactus a royalty in the amount of five percent (5%) (the “Royalty”) of the net revenue received from the sublicense of the Software and any revenues generated from the use of the Software including other intellectual property that the Company licensed from Black Cactus pursuant to the terms of the Agreement (the “Sublicensed Materials”) for the term of the Agreement, less (i) applicable sales and use taxes (but in no event to include income or franchise taxes), (ii) any export duties, shipping, freight and handling charges paid by Licensee and reimbursed by customers, (iii) any trade and quantity discounts actually taken, and (iv) any credits for sales previously recorded but cancelled or refunded to a customer (“Net Revenues”).  The Company agreed to pay Black Cactus the Royalty due on a quarterly basis for each fiscal quarter of the Company during the term of the Agreement commencing six months after the Company releases a “go live” version of the Software that utilizes the Sublicensed Material (the “Go Live Date”).  The quarterly Royalty payment will be due on or before the sixtieth (60th) day after the last day of the fiscal quarter for which the Royalty payment is calculated;

In the event a party breaches any material term or condition of the Agreement (subject to the following cure periods), the non-breaching party may terminate the Agreement.  Any termination of the Agreement shall only be effective if, after receiving written notice from the non-breaching party of the breach, the party in breach shall fail to cure such breach within thirty (30) days after receiving such notice provided, however that if the breach cannot be cured within thirty (30) days, the breaching party shall not be in default if, within such thirty (30) day period, it shall have commenced to cure said breach and shall continue its efforts with due diligence.

In addition, the Company agreed to the following additional terms:

•	increase the size of its Board of Directors to five and Black Cactus shall have the right to designate two members to such board during the term the Agreement;

•	Black Cactus is entitled to appoint Lawrence Cummins as its President and Chief Executive Officer; and

•	The Company will commence steps to change its name to Black Cactus Global, Inc.

The foregoing description of the Agreement is qualified in its entirety by reference to the Exclusive Software License Agreement which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure included in Item 1.01 above is incorporated herein by reference. The securities issuance discussed in Item 1.01 above was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption provided by Section 4(a)(2) of the Securities Act because, among other things, the transaction did not involve a public offering and the purchaser acquired the securities for investment and not resale.

Item 5.01. Changes in Control of Registrant.

The disclosure included in Item 1.01 above is incorporated herein by reference. In consideration for the grant of the license for the Software as provided for in the Agreement, Black Cactus will be issued 60,000,000 shares of the Company’s Common Stock representing approximately 38.0% of the issued and outstanding shares of Common Stock. A copy of the Agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Except as described in the Agreement and summarized in Item 1.01 above, there were no arrangements or understandings among members of both the former and new control groups and their associates with respect to the election of directors or other matters.

As required to be disclosed by Regulation S-K Item 403(c), there are no arrangements, known to the Company, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Matt deFouw.  On October 11, 2017, Matt deFouw resigned as a member of the Company’s board of directors. Mr. deFouw had no disagreements with the Company as to its operations, policies or practices.

Item 7.01. Regulation FD Disclosure.

On October 18, 2017 the Company issued a press release regarding the execution of the Agreement and its plans regarding the launch of the Black Cactus software platform.  The press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Exclusive Software License Agreement between Envoy Group Corp. and Black Cactus Holdings, LLC dated as of October 17, 2017.

99.1	Press Release dated October 18, 2017 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVOY GROUP CORP.

Date: October 20, 2017	By:	/s/ Harpreet Sangh
	Name:	Harpreet Sangha
	Title:	Chief Executive Officer